Exhibit 3.9

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:52 PM 09/23/2013
FILED 02:43 PM 09/23/2013
SRV 131117306 - 5403251 FILE

CERTIFICATE OF FORMATION

OF

BACK TO NATURE FOODS SERVCO, LLC

THIS CERTIFICATE OF FORMATION of Back to Nature Foods ServCo, LLC (the “Company”) is being executed and filed by the undersigned initial organizer of the Company for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. §§18-101 et seq.) and all amendments thereto (the “Act”). In furtherance of the foregoing and in accordance with §18-201 of the Act, the initial organizer of the Company does hereby certify that:

1.                                      Name. The name of the Company is Back to Nature Foods ServCo, LLC.

2.                                      Registered Office. The address of the registered office of the Company in the State of Delaware is National Registered Agents, Inc.

3.                                      Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, DE 19904.

IN WITNESS WHEREOF, the undersigned initial organizer of the Company has caused this Certificate of Formation of Back to Nature Foods ServCo, LLC, which shall become effective upon filing, to be duly executed as of the 23rd day of September, 2013.

/s/ Marybeth O’Keefe, Esq.
Marybeth O’Keefe, Esq.
Authorized Person